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                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-124133



                                   PROSPECTUS

                     AMERICAN ORIENTAL BIOENGINEERING, INC.

                 THE RESALE OF 2,520,873 SHARES OF COMMON STOCK

         We are registering 2,520,873 shares of our common stock on behalf of the selling shareholders identified under the heading "Selling Shareholders" in this prospectus.

         The selling shareholders may sell the stock from time to time in the over-the counter market or any exchange on which our company may be listed in the future at the prevailing market price or in negotiated transactions.

         We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the resale of our common stock pursuant to this offering. The shares being offered by the selling shareholders as set forth herein were previously registered on a Registration Statement on Form SB-2 (Registration No. 333-124133), that was declared effective on May 5, 2005. This prospectus updates the information provided in the Registration Statement on Form SB-2.

         Our common stock is dual-listed on the American Stock Exchange and the Archipelago Exchange (ArcaEx), a facility of the Pacific Exchange, under the symbol "AOB." On July 21, 2006, the last sale price of our common stock was $4.75 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS AUGUST 17, 2006

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                                Table of Contents


The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information to which you might want to return. You should, however, read the entire prospectus carefully.

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ABOUT OUR COMPANY.......................................................1

RISK FACTORS............................................................2

FORWARD-LOOKING STATEMENTS.............................................11

USE OF PROCEEDS........................................................12

SELLING SHAREHOLDERS...................................................12

PLAN OF DISTRIBUTION...................................................16

EXPERTS................................................................17

LEGAL MATTERS..........................................................17

WHERE YOU CAN FIND MORE INFORMATION....................................17

INCORPORATION BY REFERENCE.............................................18


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         AS USED IN THIS PROSPECTUS, "WE", "US", "OUR", "AOB" OR "OUR COMPANY"
REFERS TO AMERICAN ORIENTAL BIOENGINEERING, INC. AND ALL OF ITS SUBSIDIARIES AND AFFILIATED COMPANIES. REFERENCES TO THE "COMMISSION" REFERS TO THE U.S. SECURITIES AND EXCHANGE COMMISSION.

                                ABOUT OUR COMPANY

         Our company was first founded as Champion Ventures, Inc. on November 30, 1970 under the laws of the State of Nevada. In May of 1999, we merged with another Nevada company, Internet Golf Association, Inc. ("Internet Golf"), with the latter becoming the surviving entity. On June 26, 2002, through a share exchange, Internet Golf became the sole owner of Harbin Three Happiness Bioengineering Co., Ltd., a company organized under the laws of the People's Republic of China, to which we refer in this prospectus as Harbin Bioengineering. Our company then changed its name to American Oriental Bioengineering, Inc. AOB has subsequently become, and is presently engaged in, the development and production of pharmaceutical and health supplement products and traditional Chinese medicinal products that combine modern bio-technology and traditional Chinese medical technology.

         The shares of common stock of our company are currently listed on the American Stock Exchange and the Archipelago Stock Exchange under the symbol "AOB."

         Although to date we have been successful in developing our business and products, we face many challenges typically faced by a growing company, including limited access to capital, competition, research and development risks, among many other risks. Our inability to overcome these risks could have an adverse effect on our operations, financial condition and prospects.

         Our principal executive office is located at No. 308 Xuefu Road, Nangang District, Harbin, China, 150086, and our telephone number is (+)86-451-8666-6601.

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                                  RISK FACTORS

         An investment in our common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                          RISKS RELATING TO OUR COMPANY

TO MAXIMIZE OUR POTENTIAL FOR FUTURE GROWTH AND ACHIEVE OUR EXPECTED REVENUES, WE NEED TO MANAGE GROWTH IN OUR CURRENT OPERATIONS.

         In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. This expansion will place a significant strain on our management and on our operational, accounting, and information systems. We expect that as we continue to grow we will need to improve our financial controls, operating procedures, and management information systems to handle increased operations. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

WE CANNOT ASSURE YOU THAT OUR ORGANIC GROWTH STRATEGY WILL BE SUCCESSFUL.

         One of our growth strategies is to grow organically by increasing the distribution and sales of our products in new markets. However, many obstacles to entering such new markets exist, including, but not limited to, costs associated with entering into such markets, marketing efforts abroad and maintaining attractive foreign exchange ratios. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to successfully implement our organic growth strategy may have a negative impact on our growth strategy and on our future financial condition, results of operations or cash flows.

WE CANNOT ASSURE YOU THAT OUR ACQUISITION GROWTH STRATEGY WILL BE SUCCESSFUL.

         In addition to our organic growth strategy we also expect to grow through strategic acquisitions. We intend to pursue opportunities to acquire businesses in China that are complementary or related in product lines. We may not be able to locate suitable acquisition candidates at prices that we consider appropriate or to finance acquisitions on terms that are satisfactory to us. If we do identify an appropriate acquisition candidate, we may not be able to negotiate successfully the terms of an acquisition, finance the acquisition or, if the acquisition occurs, integrate the acquired business into our existing business. Acquisitions of businesses or other material operations may require debt financing or additional equity financing, resulting in leverage or dilution of ownership. Integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. We also may not be able to maintain key employees or customers of an acquired business or realize cost efficiencies or synergies or other benefits we anticipated when selecting our acquisition candidates. In addition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings. At times, acquisition candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition. In addition to the above, acquisitions in China, including of state owned businesses, will be required to comply with laws of the People's Republic of China ("PRC"), to the extent applicable. There can be no assurance that any given proposed acquisition will be able to comply with PRC requirements, rules and/or regulations, or that we will successfully obtain governmental approvals which are necessary to consummate such acquisitions, to the extent required.

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IF WE ARE NOT ABLE TO IMPLEMENT OUR STRATEGIES TO ACHIEVE OUR BUSINESS
OBJECTIVES, OUR BUSINESS OPERATIONS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED.

         Our business plan is based on circumstances currently prevailing and the bases and assumptions that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

         As we implement our growth strategies, we may experience increased capital needs and we may not have enough capital to fund future operations without additional capital investments. Our capital needs will depend on numerous factors, including (1) our profitability; (2) the release of competitive products by our competition; (3) the level of our investment in research and development; and (4) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to:

         o        reduce our investments in research and development;

         o        limit our marketing efforts; and

         o        decrease or eliminate capital expenditures.

Such reductions could have a material adverse affect our business and our ability to compete.

         Even if we do find a source of additional capital, we may not be able to negotiate acceptable terms and conditions for receiving the additional capital. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

WE MAY HAVE DIFFICULTY DEFENDING OUR INTELLECTUAL PROPERTY RIGHTS FROM INFRINGEMENT.

         We regard our service marks, trademarks, trade secrets, patents and similar intellectual property as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements to protect our proprietary rights. Certain of our products have received trademark and patent protection in the People's Republic of China and Hong Kong. No assurance can be given that such patents and licenses will not be challenged, invalidated, infringed or circumvented, or that such intellectual property rights will provide competitive advantage to us. There can be no assurance that we will be able to obtain a license from a third-party technology that we may need to conduct our business or that such technology can be licensed at a reasonable cost.

         Presently we sell our products mainly in China, including Hong Kong, and export a small portion of our products to Japan and South Korea. China will remain our primary market for the foreseeable future. We are studying the market in the United States, but we do not have immediate plans to market our product in the United States or enter into any other countries or regions. To date, no trademark or patent filings have been made other than in China and Hong Kong.

         The measures we take to protect our proprietary rights may be inadequate, and we cannot give you any assurance that our competitors will not independently develop formulations and processes that are substantially equivalent or superior to our own or copy our products.

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WE ACQUIRED CERTAIN PATENTS IN 2003 BUT THE OWNERSHIP OF SUCH PATENTS WAS NEVER
TRANSFERRED TO US.

         In February 2003, we acquired a soybean protein peptide biochemical engineering project. Pursuant to the underlying purchase agreement, we acquired ownership of the properties associated with such projects, including the manufacturing plant, manufacturing and environmental control equipment and the related patents. However, the registration of such patents was never transferred to us. Although we believe that the purchase agreement secures our ownership rights to such intellectual property, we have not investigated what risks we may be subject to as a result of the failure to register such intellectual property in the Company's name and effect a change of ownership with applicable State agencies in the PRC.

A DISPROPORTIONATE AMOUNT OF OUR SALES REVENUE IS DERIVED FROM FOUR OF OUR PRODUCT LINES AND A DISRUPTION IN, OR COMPROMISE OF, OUR MANUFACTURING OR SALES OPERATIONS, OR DISTRIBUTION CHANNELS RELATED TO ANY OF THESE FOUR PRODUCT LINES COULD ADVERSELY IMPACT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our top four product lines (Shuanghuanglian lyophilized injection powder, Cease-enuresis soft gel, Double ginseng yishen grain and Soybean peptide) constituted more than approximately 83% of our total sales in fiscal 2005, and for the three months ended March 31, 2006. A disruption in, or compromise of, our manufacturing or sales operations, or distribution channels, relating to any of these four product lines could result in our failure to meet shipping and delivery deadlines or meet quality standards, which in turn could result in the cancellation of purchase orders, refusal to accept deliveries or a reduction in purchases prices, any of which could have a material adverse effect on our financial condition and results of operations.

WE DEPEND ON THIRD PARTIES TO SUPPLY RAW MATERIALS, AND ANY ADVERSE CHANGES IN SUCH SUPPLY OR THE COSTS OF RAW MATERIALS MAY ADVERSELY AFFECT OUR OPERATIONS.

         We currently obtain all of our raw materials from various farms in the Northeast region of China and a few herbal medicine farms in North China and are, therefore, dependent on the stable and reliable supply of such raw materials in these regions. The supply of these raw materials can be adversely affected by any material change in the climatic or environmental conditions in North and Northeast China, which may, in turn, have a material adverse effect on the cost of our raw materials and on our operations.

INTENSE COMPETITION FROM EXISTING AND NEW ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

         We compete with other companies, many of whom are developing, or can be expected to develop, products similar to ours. One of our main competitors is Cheung Kong Life Science, a listed company in Hong Kong that produces immune-system-boosting health drinks similar to what we have produced. Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

WE DO NOT HAVE PRODUCT LIABILITY INSURANCE AND OUR PRODUCTS AND THE PROCESSES COULD EXPOSE US TO SUBSTANTIAL LIABILITY.

         We face an inherent business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. These risks will exist for those products in clinical development and with respect to those products that have received regulatory approval for commercial sale. To date, we have not experienced any product liability claims. However, that does not mean that we will not have any such claims with respect to our products in the future. We currently carry insurance policies which are customary for enterprises in China providing for total


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coverage of approximately $6.6 million, including property coverage of approximately $6 million, transport vehicles of approximately $216,000, and workers' medical and accident coverage of approximately $361,000. There are no special restrictions or exceptions attached to this coverage other than fraudulent or criminal conducts on part of the claimant. We do not carry product liability insurance. The lack of product liability insurance may expose us to enormous risks associated with potential product liability claims.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

         We place substantial reliance upon the efforts and abilities of our executive officers, Shujun Liu, our Chairman and Chief Executive Officer; Yanchun Li, our acting Chief Financial Officer, Chief Operations Officer and Secretary, Min Jun, our vice president and director; and Li Binsheng our Chief Accounting Officer and director. The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man life insurance on the lives of these individuals.

WE MAY NEVER PAY ANY DIVIDENDS TO OUR SHAREHOLDERS.

         We did not declare any dividends for the year ended December 31, 2005. Our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

OUR MANAGEMENT EXERCISES SIGNIFICANT CONTROL OVER MATTERS REQUIRING SHAREHOLDER APPROVAL.

         Mr. Shujun Liu, our Chief Executive Officer and Chairman of the Board, through his common and preferred stock ownership, currently has voting power equal to approximately 50% of our voting securities. When combined with the common stock ownership of our other officers and directors, management has combined voting power in our Company equal to approximately 53% of our voting securities. As a result, management through such stock ownership exercises significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership in management may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by shareholders other than management.

OUR INTERNATIONAL OPERATIONS REQUIRE US TO COMPLY WITH A NUMBER OF U.S. AND INTERNATIONAL REGULATIONS.

         We need to comply with a number of international regulations in countries outside of the United States. In addition, we must comply with the Foreign Corrupt Practices Act, or FCPA, which prohibits U.S. companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties and/or restrictions in our ability to conduct business in certain foreign jurisdictions. The U.S. Department of The Treasury's Office of Foreign Asset Control, or OFAC, administers and enforces economic and trade sanctions against targeted foreign countries, entities and individuals based on U.S. foreign policy and national security goals. As a result, we are restricted from entering into transactions with certain targeted foreign countries, entities and individuals except as permitted by OFAC which may reduce our future growth.

WE MAY HAVE RESCISSION LIABILITY WITH RESPECT TO THE SHARES INCLUDED IN THIS PROSPECTUS THAT WERE ISSUED IN OUR NOVEMBER 2004 PRIVATE PLACEMENT OF SHARES AND WARRANTS.

         In November 2004, we consummated a private placement of units consisting of shares of our common stock and Class A and Class B common stock purchase warrants, raising gross proceeds of $6 million. During the course of such private placement, we had two resale registration statements on file with the Commission with respect to an intended equity line of credit which we


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subsequently terminated. Such registration statements, both filed in December
2003, were subsequently withdrawn in January 2005 ("Resale Registrations"). We intended to qualify the November 2004 private placement as an exempt offering under Regulation D under the Securities Act of 1933, as amended. However, the fact that such registration statements were on file with the Commission while we were conducting the November 2004 private placement may have resulted in integration of the offerings and the failure to qualify the November 2004 private placement as an exempt offering under Regulation D. As a result, we may be subject to rescission liability both under the Securities Act and under applicable "blue sky" laws, to any of those investors who participated in the private placement in an amount up to the sum of the purchase price of all the investors, plus interest. Such contingent liability could be for up to a period of one year from the date of violation under Federal law, or possibly longer periods under applicable state "blue sky" laws. Our common stock is currently trading at levels significantly above the price paid by investors in the November 2004 private placement, and we believe that as long as our common stock continues to trade at such levels, investors would be unlikely to exercise any possible rescission rights. In addition, we believe that many of such investors may have already sold all or a portion of the common stock purchased in the private placement, as well as the common stock underlying the Class A and Class B Warrants, all which have been exercised. We believe that with the continued passage of time, the likelihood of any one or more investors exercising a right of rescission and the attendant potential aggregate liability will continue to decrease. However, there can be no assurance that one or more investors that continues to hold common shares purchased in the November 2004 private placement or issued upon exercise of the Class A or Class B Warrants will not choose to exercise his remedies under applicable Federal or state securities laws resulting in company liability, to the extent the applicable statute of limitations has not expired.

WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

         We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission and the American Stock Exchange. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

WE MAY NOT BE ABLE TO MEET THE ACCELERATED FILING AND INTERNAL CONTROL REPORTING REQUIREMENTS IMPOSED BY THE COMMISSION.

         We became an accelerated filer in calendar year 2006. As an accelerated filer, we will be required to file our Annual Report on Form 10-K for the fiscal year ending December 31, 2006 by March 16, 2007. While we expect to meet the accelerated filer deadlines, there is a risk that we may not be able to comply with these accelerated filing requirements. If we fail to meet the accelerated filer deadline for filing our Annual Report on Form 10-K, we will be in violation of the federal securities laws and of the rules and regulations of AMEX, which could result in us being delisted from Amex and could cause the market price for our common stock to decline.

         As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company's internal controls over financial reporting in its annual reports. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls.

         While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to timely comply with all of the requirements imposed by this rule. At present, there is no precedent available with which to measure compliance adequacy. In the event that we conclude that there are significant deficiencies or material weaknesses and


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we cannot remediate such significant deficiencies or material weaknesses in a timely manner or we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

         In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the SEC, which could also adversely affect the market price of our common stock.

WE MAY HAVE DIFFICULTY RAISING NECESSARY CAPITAL TO FUND OPERATIONS AS A RESULT OF MARKET PRICE VOLATILITY OF OUR SHARES OF COMMON STOCK.

         In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performance, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

                RISKS RELATING TO THE PEOPLE'S REPUBLIC OF CHINA

THERE COULD BE CHANGES IN GOVERNMENT REGULATIONS TOWARDS THE PHARMACEUTICAL AND HEALTH SUPPLEMENT INDUSTRIES THAT MAY ADVERSELY AFFECT OUR BUSINESS.

         The manufacture and sale of pharmaceutical products in the PRC is heavily regulated by many state, provincial and local authorities. These regulations significantly increase the difficulty and costs involved in obtaining and maintaining regulatory approvals for marketing new and existing products. Our future growth and profitability depend to a large extent on our ability to obtain regulatory approvals.

         The State Food and Drug Administration of China recently implemented new guidelines for licensing of pharmaceutical products. All existing manufacturers with licenses, which are currently valid under the previous guidelines, are required to apply for the Good Manufacturing Practices ("GMP") certifications by June 30, 2004, and to receive approvals by December 31, 2004. We have received our certifications. However, should we fail to receive or maintain the GMP certifications under the new guidelines in the future, our businesses would be materially and adversely affected.

         Moreover, the laws and regulations regarding acquisitions of the pharmaceutical industry in the PRC may also change and may significantly impact our ability to grow through acquisitions.

CERTAIN POLITICAL AND ECONOMIC CONSIDERATIONS RELATING TO PRC COULD ADVERSELY AFFECT OUR COMPANY.

         The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

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THE RECENT NATURE AND UNCERTAIN APPLICATION OF MANY PRC LAWS APPLICABLE TO US
CREATE AN UNCERTAIN ENVIRONMENT FOR BUSINESS OPERATIONS AND THEY COULD HAVE A NEGATIVE EFFECT ON US.

         The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

CURRENCY CONVERSION AND EXCHANGE RATE VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

         Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

         Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

         Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

         AOB's wholly owned subsidiaries Harbin Bioengineering and HSPL are FIEs to which the Foreign Exchange Control Regulations are applicable. There can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

         Since 1994, the exchange rate for Renminbi against the United States dollars has remained relatively stable, most of the time in the region of approximately RMB8.28 to US$1.00. However, in 2005, the Chinese government announced that would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar. As our operations are primarily in China, any significant revaluation of the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert United

States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced.

IT MAY BE DIFFICULT TO EFFECT SERVICE OF PROCESS AND ENFORCEMENT OF LEGAL JUDGMENTS UPON OUR COMPANY AND OUR OFFICERS AND DIRECTORS BECAUSE THEY RESIDE OUTSIDE THE UNITED STATES.

         As our operations are presently based in China and our officers and certain of our directors reside in China, service of process on our company and our officers and certain directors may be difficult to effect within the United States. Also, our main assets are located in China and any judgment obtained in the United States against us may not be enforceable outside the United States.

ANY FUTURE OUTBREAK OF AVIAN INFLUENZA, OR THE ASIAN BIRD FLU, OR ANY OTHER EPIDEMIC IN CHINA COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS OPERATIONS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Since mid-December 2003, a growing number of Asian countries have reported outbreaks of highly pathogenic avian influenza in chickens and ducks. Since all of our operations are in China, an outbreak of the Asian Bird Flu in China in the future may disrupt our business operations and have a material adverse effect on our financial condition and results of operations. For example, an new outbreak of Asian Bird Flu, or any other epidemic, may reduce the level of economic activity in affected areas, which may lead to a reduction in our revenue if our clients cancel existing contracts or defer future expenditures. In addition, health or other government regulations may require temporary closure of our offices, or the offices of our customers or partners, which will severely disrupt our business operations and have a material adverse effect on our financial condition and results of operations.

OUR BUSINESS MAY BE AFFECTED BY UNEXPECTED CHANGES IN REGULATORY REQUIREMENTS IN THE JURISDICTIONS IN WHICH WE OPERATE.

         We are subject to many general regulations governing business entities and their behavior in China and in other jurisdictions in which we have operations. In particular, we are subject to laws and regulations covering food, dietary supplements and pharmaceutical products. Such regulations typically deal with licensing, approvals and permits. Any change in product licensing may make our products more or less available on the market. Such changes may have a positive or negative impact on the sale of our products and may directly impact the associated costs in compliance and our operational and financial viability. Such regulatory environment also covers any existing or potential trade barriers in the form of import tariff and taxes that may make it difficult for us to import our products to certain countries and regions, such as Japan, South Korea and Hong Kong, which would limit our international expansion.

WE MAY HAVE DIFFICULTY IN ATTRACTING TALENT IN FOREIGN COUNTRIES.

         Other than China, we currently conduct sales in Hong Kong and have an operational presence in this location. We have a representative office in the United States for investor relations and market study. In the future, we may explore expanding our operations in the United States, as well as other countries in Asia. Upon effecting any such expansion, we may not be able to identify and retain qualified personnel due to our lack of understanding of different cultures and lack of local contacts. This may impede our international expansion.

WE MAY EXPERIENCE CURRENCY FLUCTUATION AND LONGER EXCHANGE RATE PAYMENT CYCLES.

         The local currencies in the countries in which we sell our products may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than China at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

MOST OF OUR ASSETS ARE LOCATED IN CHINA, ANY DIVIDENDS OF PROCEEDS FROM LIQUIDATION IS SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNMENT AGENCIES.

         Our assets are predominantly located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency's approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

                         RISKS RELATING TO THE OFFERING

THE MARKET PRICE FOR SHARES OF OUR COMMON STOCK COULD BE VOLATILE; AND THE SALE OF SIGNIFICANT AMOUNTS OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES.

         The market price for the shares of our common stock may fluctuate in response to a number of factors, many of which are beyond our control. Such factors may include, without limitation, the general economic and monetary environment, quarter-to-quarter variations in our anticipated and actual operating results, future financing activities and the open-market trading of our shares in particular. Such market trading may include speculative short-selling by speculators encouraged by the selling shareholder sales discussed below.

         In addition, sales of significant amounts of shares held by the selling shareholders, and certain of our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. As the selling shareholders sell shares of our common stock, our common stock price may decrease due to the additional shares in the public market.

WE CANNOT GUARANTY THE EXISTENCE OF AN ESTABLISHED PUBLIC TRADING MARKET.

         Although our common stock is listed on the American Stock Exchange and the Archipelago Stock Exchange, a regular trading market for our securities may not be sustained in the future. Market prices for our common stock will be influenced by a number of factors, including:

         o the issuance of new equity securities pursuant to this, or a future, offering;

         o        changes in interest rates;

         o competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

         o        variations in quarterly operating results;

         o        change in financial estimates by securities analysts;

         o        the depth and liquidity of the market for our common stock;

         o investor perceptions of our company and the aquaculture industry generally; and

         o        general economic and other national conditions.

EXISTING SHAREHOLDERS MAY EXPERIENCE SOME DILUTION.

         The current trading price of our common stock is within a range between $4.58 and $6.21 for the most recently completed fiscal quarter. As a result of our recent private placement consummated in December 2005, the warrants issued are exercisable for an aggregate of 4,887,500 shares of our common stock and are exercisable until December 8, 2008, at exercise prices of $6.50 and $4.80, respectively. Exercise of these warrants may cause dilution in the interests of other shareholders as a result of the additional common stock that would be issued upon exercise. In addition, sales of the shares of our common stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock. Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants.

         Moreover, we may need to raise additional funds in the future to finance new developments or expand existing operations. If we raise additional funds through the issuance of new equity or equity-linked securities, other than on a pro rata basis to our existing shareholders, the percentage ownership of the existing shareholders may be reduced. Existing shareholders may experience subsequent dilution and/or such newly issued securities may have rights, preferences and privileges senior to those of the existing shareholders.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "our company believes," "management believes" and similar language. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions. Our actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update or revise them, whether as a result of new information, future events or otherwise. In addition, our historical financial performance is not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the resale of our common stock under this offering.

                              SELLING SHAREHOLDERS

         The selling shareholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to "selling shareholders" in this prospectus, we mean those persons listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders' interests in shares of our common stock other than through a public sale.

         The following table sets forth, as of the date of this prospectus, the name of each selling shareholder for whom we are registering shares for resale to the public, and the number of shares of common stock that each selling shareholder may offer pursuant to this prospectus. The common stock being offered by the selling shareholders was issued by us in the private placement that was completed on November 23, 2004. The shares of common stock offered by the selling shareholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling shareholders represented to us that they were accredited investors and were acquiring our common stock, and common stock purchase warrants exercisable for our common stock, for investment and had no present intention of distributing the common stock. The shares being offered by the selling shareholders as set forth herein were previously registered on a Registration Statement on Form SB-2 (Registration No. 333-124133), that was declared effective on May 5, 2005. All of the shares of common stock issuable upon the exercise of the Class A and Class B warrants that were registered have been issued. Except as noted below, none of the selling shareholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates and none of the selling shareholders is or was affiliated with registered broker-dealers.

         Assuming that the selling shareholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, each selling shareholder will not own any shares other than those appearing in the column entitled "Number of shares or common stock owned after the offering." We cannot advise you as to whether the selling shareholders will in fact sell any or all of such shares of common stock. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date of the information set forth on the table below.

                                                           Number of
                          Total number                     shares of     Percentage
                           of shares      Total number   common stock    of common
                          owned prior      of shares      owned after   stock owned
                             to the          being            the        after the
  Selling Shareholder       offering       registered     offering(l)   offering(l)
  -------------------       --------       ----------     -----------   -----------
Alpha Capital                100,000         100,000           0             0%
Aktiengesellschaft
(Konrad Ackerman and
Rainer Posch)(3)

SRG Capital LLC (Edwin       100,000         100,000           0             0%
Mecake and Tai May
Lee)(3)

Andrew Krauss and             50,000          50,000           0             0%
Sharon Krauss JTTEN


                                       12

                                                           Number of
                          Total number                     shares of     Percentage
                           of shares      Total number   common stock    of common
                          owned prior      of shares      owned after   stock owned
                             to the          being            the        after the
  Selling Shareholder       offering       registered     offering(l)   offering(l)
  -------------------       --------       ----------     -----------   -----------

DAS Consulting LLC PSP        15,000          15,000           0             0%
Pershing LLC as
custodian FBO Deborah
Salerno TTEE (Deborah
Salerno)(3)

Joe B. Wolfe (2)              50,000          50,000           0             0%

IRA FBO Angus Morrison        35,000          35,000           0             0%
Pershing LLC Custodian

Robert J. Fendrick            25,000          25,000           0             0%

Samir F. Barakat and         376,800         376,800           0             0%
Claudia Marseille

James R. Echols Sr.           32,500          32,500           0             0%

Glenn E. Murer               100,000         100,000           0             0%

Charles Lipman                12,500          12,500           0             0%

IRA FBO J. Wayne Hill         40,000          40,000           0             0%
Pershing LLC as
Custodian

Operation Dogbone, LLC        45,000          45,000           0             0%
(Glenn E. Murer)(3)

Richard L Cohen                7,000           7,000           0             0%

Barry Goldstein               25,000          25,000           0             0%

John B. Marsala               12,600          12,600           0             0%

IRA FBO James G.              25,000          25,000           0             0%
MacDonald Jr. Pershing
LLC as Custodian

Robert T. Kolb Pension        37,500          37,500           0             0%
Plan & Trust (Robert T.
Kolb)(3)

Barry Honig                   25,000          25,000           0             0%

Judith Phillips               12,500          12,500           0             0%

Michael Harvey & Lyn          12,500          12,500           0             0%
Harvey

IRA FBO Jeffrey J.            22,500          22,500           0             0%
McLaughlin Pershing LLC
as Custodian Rollover
Account

                                       13

                                                           Number of
                          Total number                     shares of     Percentage
                           of shares      Total number   common stock    of common
                          owned prior      of shares      owned after   stock owned
                             to the          being            the        after the
  Selling Shareholder       offering       registered     offering(l)   offering(l)
  -------------------       --------       ----------     -----------   -----------

IRA FBO James W. Krause       16,000          16,000           0             0%
Pershing LLC as
Custodian Rollover
Account

Thomas Kroeger                18,000          18,000           0             0%

SOS Resource Services         12,500          12,500           0             0%
(Salvatore Russo) (3)

Advocates Rx Inc.             50,000          50,000           0             0%
Profit Sharing Plan
(David R. Holbrooke)(3)

Frederick G. Wedell           20,000          20,000           0             0%

Meadowbrook Opportunity      100,000         100,000           0             0%
Fund LLC (Michael
Ragins)(3)

Jonathan B. Dangar (3)         1,250           1,250           0             0%

Vestcap International         50,000          50,000           0             0%
Management, Ltd. (Rima
Salam)(3)

Harvey Edward Hales            5,000           5,000           0             0%

SF Capital Partners           83,400          83,400           0             0%
Ltd. (Michael A. Roth
and Brian J. Stark)(3)

Kellogg Capital Group         16,600          16,600           0             0%
LLC (Matthew Brand) (3)

Michael P. Ross               50,000          50,000           0             0%

Neurnberger                   25,000          25,000           0             0%
Kapitalverwaltung (Ralt
P. Schwarz)(3)

Jeffrey J. McLaughlin          7,500           7,500           0             0%

W. Cobb Hazelrig              29,800          29,800           0             0%

F&J Partnership (Alex         12,400          12,400           0             0%
W. Jones, Jr.) (3)

Vision Capital Advisors      150,000         150,000           0             0%
(Adam Benowitz)(3)

John Rini                     62,500          62,500           0             0%

Ajay Ahuja, M.D.               5,000           5,000           0             0%

Joseph J. Jillson            132,960         132,960           0             0%

Brad Gibson                   45,000          45,000           0             0%


                                       14

                                                           Number of
                          Total number                     shares of     Percentage
                           of shares      Total number   common stock    of common
                          owned prior      of shares      owned after   stock owned
                             to the          being            the        after the
  Selling Shareholder       offering       registered     offering(l)   offering(l)
  -------------------       --------       ----------     -----------   -----------

Asset Managers               101,500         101,500           0             0%
International Limited
(Oskar P. Lewnowski and
William F. Maycock) (3)

Chi Pai                       18,500          18,500           0             0%

David I. Taylor                9,000           9,000           0             0%

Ellis International           30,000          30,000           0             0%
(Wilhelm Unger)(3)

Joe Wolfe (2)                  3,813           3,813           0             0%

Jon B Dangar (2)              18,750          18,750           0             0%

John O'Shea (2)              160,000         160,000           0             0%

Marika Xirouhakis (2)          7,000           7,000           0             0%

Angelique M. Xirouhakis        3,000           3,000           0             0%
(2)

Daniel Luskind(2)            110,000         110,000           0             0%

Total                      2,515,873       2,515,873           0             *
-------------------------
* Less than one percent.

(1) Assumes that the selling shareholders will resell all of the offered shares and will hold no shares for their own accounts.

(2) These selling shareholders are employees or designees of Westminster.

(3) Natural person(s) with dispositive, voting or investment control listed parenthetically.


                              PLAN OF DISTRIBUTION

         We are registering the securities covered by this prospectus on behalf of the selling shareholders. Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The selling shareholders have advised us that the sale or distribution of our common stock owned by the selling shareholders may be effected in transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock. There is no over-allotment option and no shares will be sold by us.


        The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).


        Selling shareholders and any broker-dealer that acts in connection with the sale of shares of our common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.


        Because each of selling shareholders may be deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements of the Securities Act.


        We have informed the selling shareholders that the anti-manipulation rules of the Commission, including Regulation M promulgated under the Securities Exchange Act, will apply to its sales in the market, and we have informed the other selling shareholders that these anti-manipulation rules may apply to their sales in the market. We have provided all of the selling shareholders with a copy of such rules and regulations.


        Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling shareholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

        Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

        The selling shareholders also may resell all, or a portion, of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.


        The selling stockholders will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.



                                     EXPERTS

         Our consolidated financial statements as of December 31, 2005 and 2004 and for the years then ended, have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the report of Weinberg & Company, P.A, independent accountants, given on authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

         The law firm of Beckley Singleton CHTD located at 530 Las Vegas Boulevard South Las Vegas, NV 89101-6516 has passed on the validity of the common stock offered hereby. We have appointed the law firm of Beckley Singleton CHTD as our agent to receive service of process in any action against us in the United States.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports and other information with the Commission. In addition we have filed with the Commission a Post-Effective Amendment No.1 to Form SB-2 on Form S-3 under the Securities Act with respect to the common stock offered hereby. This prospectus constitutes a part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the Commission at 100 F Street, N.E., Judiciary Plaza, Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement from the Public Reference Room of the Commission at 100 F Street, N.E., Judiciary Plaza, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access such material electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Certain information about us may also be obtained from our website at www.bioaobo.com. Information our website does not constitute a part of this prospectus.

         We mail a copy of our audited Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual meeting.

                           INCORPORATION BY REFERENCE

         The Commission allows us to "incorporate by reference" in this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the Commission. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus. If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, or a subsequent incorporated document, the statement or information previously incorporated in this prospectus is shall be modified or superseded as of the date of the filing of such documents and information with the Commission.

         o our Annual Report on Form 10-KSB for our year ended December 31, 2005, filed with the SEC on March 30, O 2006;

         o our Quarterly Report on Form 10-Q for our quarter ended March 31, 2006, filed with the SEC on May 12, 2006;

         o our Current Report on Form 8-K filed with the SEC on April 24, 2006 and amended on June 30, 2006;

         o the description of the common stock contained in the section entitled "Description of Securities" in the Prospectus included in the Registrant's Registration Statement on Form SB-2, No. 333-124133 (the "Registration Statement"), filed with the SEC on December 20, 2004.


You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:


                     AMERICAN ORIENTAL BIOENGINEERING, INC.

                           90 PARK AVENUE, 17TH FLOOR

                            NEW YORK, NEW YORK 10016

                            ATTN: INVESTOR RELATIONS

                                  212-786-7568

                                2,520,873 SHARES

                                       OF

                                  COMMON STOCK

                     AMERICAN ORIENTAL BIOENGINEERING, INC.


                                   PROSPECTUS


                                 August 17, 2006

         TABLE OF CONTENTS                                    PAGE
                                                              ----

         About Our Company......................................1
         Risk Factors ..........................................2
         Forward-Looking Statements............................11
         Use of Proceeds.......................................12
         Selling Shareholders..................................12
         Plan of Distribution..................................16
         Experts ..............................................17
         Legal Matters.........................................17
         Where You Can Find More Information...................17
         Incorporation by Reference............................18

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.